Exhibit 10.1
COMMON UNIT PURCHASE AND SALE AGREEMENT
This Common Unit Purchase and Sale Agreement (this “Agreement”), is entered into on September 4, 2023 (the “Execution Date”), by and between Viper Energy Partners LP, a Delaware limited partnership (the “Partnership”), and Diamondback Energy, Inc., a Delaware corporation and parent of the Partnership (“Diamondback”). Each of the Partnership and Diamondback are collectively referred to herein as the “Parties” and individually as a “Party.”
RECITALS
WHEREAS, the Partnership has entered into a definitive purchase and sale agreement, dated as of the Execution Date (the “Purchase Agreement”), by and among the Partnership, its operating subsidiary Viper Energy Partners LLC (“Viper OpCo”), as buyer parties, and Royalty Asset Holdings, LP, Royalty Asset Holdings II, LP and Saxum Asset Holdings, LP, as sellers (the “Acquisition Sellers”), pursuant to which Viper and Viper OpCo agreed to purchase all of such Acquisition Sellers’ right, title and interest in and to certain mineral interests, overriding royalty interests, royalty interests and non-participating royalty interests in oil, gas, and other hydrocarbons (the “Acquisition”), underlying certain lands located in (a) Adams, Arapahoe, Jackson, Larimer, and Weld Counties, Colorado, (b) Richland County, Montana, (c) Burke, Divide, Dunn, McKenzie, Mountrail, and Williams Counties, North Dakota, (d) Eddy and Lea Counties, New Mexico, (e) Garfield and Hughes Counties, Oklahoma, (f) Lycoming and Sullivan Counties, Pennsylvania, (g) Brazos, Burleson, Dawson, Denton, DeWitt, Dimmit, Ector, Glasscock, Howard, Karnes, Loving, Martin, McMullen, Midland, Pecos, Reagan, Reeves, Tarrant, Upton, Ward, Winkler, and Wise Counties, Texas, and (h) Laramie County, Wyoming for a purchase price having an agreed aggregate value of $1,000,000,000, subject to any adjustments, consisting of (i) an amount in cash equal to $750,000,000 (the “Cash Purchase Price”) and (ii) 9,018,760 common units representing limited partner interests in the Partnership (“Common Units”) at an implied valuation of $27.72 per Common Unit.
WHEREAS, the Acquisition is expected to close on November 1, 2023, subject to customary closing conditions and adjustments.
WHEREAS, Diamondback believes that it will derive benefits from the Partnership’s successful closing of the Acquisition and, as a result, desires to provide support to the Partnership in connection with the Partnership’s execution and delivery of the Purchase Agreement.
WHEREAS, the Partnership would not enter into the Purchase Agreement unless Diamondback entered into this Agreement with the Partnership.
WHEREAS, the Board of Directors (the “GP Board”) of Viper Energy Partners GP LLC, the general partner of the Partnership (the “General Partner”), by unanimous written consent has, among other things, (a) determined that this Agreement and (if and to the extent the Partnership exercises its rights hereunder) the transactions contemplated by this Agreement, including the issuance and sale of any Common Units by the Partnership to Diamondback, are in the best interest of the Partnership and not adverse to the interests of the unitholders that are unaffiliated with Diamondback, and (b) authorized and approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, on the terms and subject to the conditions set forth in this Agreement.
WHEREAS, the transactions contemplated by this Agreement, including the issuance and sale of any Purchased Units by the Partnership to the Diamondback, were also reviewed by the Audit Committee of the GP Board (the “Audit Committee”), all in accordance with the Nasdaq rules and the charter of the Audit Committee.
AGREEMENT
NOW, THEREFORE, in consideration of the premises, the respective representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:
ARTICLE 1
PURCHASE AND SALE OF COMMON UNITS
1.1    Purchase and Sale of the Purchased Units. Diamondback hereby agrees to purchase up to 7,215,007 Common Units from the Partnership at a price of 27.72 per Common Unit (the “Purchase Price”) upon the following terms and conditions:
(a)    The Partnership shall notify Diamondback in writing at least five (5) Business Days prior to the closing date of the Acquisition (“Acquisition Closing Date”) of the number of Common Units that the Partnership desires to sell to Diamondback (the “Purchased Units”);
(b)    If the Partnership gives such notice, then on or before the Acquisition Closing Date Diamondback shall purchase from the Partnership, and the Partnership shall issue and sell to Diamondback, the Purchased Units for amount of cash equal to the number of Purchased Units multiplied by the Purchase Price, which cash shall be provided to the Partnership in immediately available funds or (if so directed by the Partnership) shall be delivered to the Acquisition Sellers on behalf of the Partnership and Viper OpCo to constitute a portion of the Cash Purchase Price;
(c)    Diamondback hereby understands, acknowledges and agrees that any Purchased Units issued and sold to Diamondback pursuant to this Agreement shall be so issued and sold by the Partnership in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act), provided by Section 4(a)(2) of the Securities Act as sales by an issuer not involving any public offering, and Diamondback further understands, acknowledges and agrees that any such Purchased Units will be deemed to be “restricted securities,” as such term is defined under the Securities Act, and shall be annotated by the following restrictive legend (the “Restrictive Legend”):
“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER ANY STATE SECURITIES LAW, AND MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OR OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, THIS SECURITY MAY ONLY BE TRANSFERRED IF THE TRANSFER AGENT FOR THIS SECURITY HAS RECEIVED DOCUMENTATION SATISFACTORY TO IT THAT

SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT.”
1.2    Closing, Closing Deliveries.
(a)    The closing of the issuance and sale of the Closing Purchased Units (the “Closing”) will take place remotely and electronically on or before the closing of the Acquisition.
(b)    Prior to the Closing, the Partnership shall deliver or cause to be delivered, as applicable, the following documents (collectively, the “Transfer Agent Documents”), to Computershare Trust Company, National Association, the transfer agent and registrar for the Common Units (the “Transfer Agent”):
(x)    the instruction letter to the Transfer Agent, executed by an authorized officer of the General Partner, regarding the issuance and sale of the Purchased Units to Diamondback in book-entry form, on the books and records of the Transfer Agent, annotated with the Restrictive Legend, and in such other form and substance as required by the Transfer Agent; and
(y)    any other customary documents, resolutions, certificates or instructions required by the Transfer Agent from the Partnership or Diamondback in connection with the issuance of the Purchased Units to Diamondback on the books and records of the Transfer Agent.
1.3    Other Closing Condition. The Parties’ obligation to consummate the Closing is subject to the following additional condition: There shall be no statute, regulation, injunction, restraining or other order, rule or decree of any nature by any local, state, federal or foreign court, arbitror, arbitral tribunal or other governmental, administrative or regulatory entity, agency, instrumentality or authority that is in effect that prohibits, restricts or prevents consummation of the Transactions (as defined below).
1.4    Termination of Agreement. The Partnership and Diamondback may terminate this Agreement by mutual written consent at any time prior to the Acquisition Closing Date. If the Partnership does not give the notice contemplated by Section 1.1(a) then this Agreement will automatically terminate immediately after the Acquisition Closing Date occurs. Any termination of this Agreement under this Section 1.4 (except as permitted in the first sentence of this Section 1.4) shall not extinguish or impair the rights of a non-breaching Party to pursue all legal remedies available to it, and no election of remedies will be deemed to have been made.
ARTICLE 2
COVENANTS
2.1    Further Assurances. Each of the Parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and to consummate and make effective the Transactions.
ARTICLE 3
MISCELLANEOUS
3.1    Survival Covenants. All covenants of the Parties contained herein will survive the Closing and will continue in full force and effect.

3.2    Entire Agreement. This Agreement and any certificates, documents, instruments and writings that are delivered pursuant hereto constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.
3.3    No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries having rights under or with respect to this Agreement.
3.4    Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests, obligations hereunder shall be assigned by either of the Parties (whether by operation of law of otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement shall be binding upon, inure for the benefit of and be enforceable by the Parties and their respective successors and assigns.
3.5    Specific Performance; Remedies. The transactions contemplated by this Agreement are unique and, accordingly, each of the Parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the Parties is entitled to a decree of specific performance and injunctive and other equitable relief.
3.6    Headings. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.
3.7    Governing Law. This Agreement and the relationship of the Parties with respect to the transactions contemplated by this Agreement shall be governed by the laws of the State of Texas without regard to conflicts of laws principles.
3.8    Jurisdiction; Service of Process; Jury Waiver. With respect to disputes arising hereunder, any Proceeding seeking a temporary or preliminary injunction to enforce any provision of, or based on any right arising out of or in any way relating to, this Agreement or the Transactions contemplated by this Agreement must be brought in the courts of the State of Texas, County of Midland, or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of Texas (Midland Division), and each Party consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) for such limited purpose in any such Proceeding and waives any objection to venue laid therein for such limited purpose. Process in any proceeding referred to in the preceding sentence may be served on either Party anywhere in the world. Each of Diamondback and the Partnership waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any proceeding arising out of or relating to this Agreement.
3.9    Amendment; Extensions; Waivers. No amendment, modification, waiver, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same is in writing and signed by the Partnership and Diamondback. Each waiver of a right hereunder does not extend beyond the specific event or circumstance giving rise to the right. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence. Neither the failure nor any delay on the part of any Party to exercise any right or remedy under this Agreement will operate as a waiver thereof, nor does any single or partial exercise of any right or remedy preclude any other or further exercise of the same or of any other right or remedy.

3.10    Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided, however, that if any provision of this Agreement, as applied to any Party or to any circumstance, is judicially determined not to be enforceable in accordance with its terms, the Parties agree that the court judicially making such determination may modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its modified form, such provision will then be enforceable and will be enforced.
3.11    Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (including “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or, in the case of a waiver, by the party against whom the waiver is to be effective.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date stated in the introductory paragraph of this Agreement.
THE PARTNERSHIP:
VIPER ENERGY PARTNERS LP
By: Viper Energy Partners GP LLC, its general partner
By: /s/ Matthew Kaes Van’t Hof
Name: Matthew Kaes Van’t Hof
Title: President

DIAMONDBACK:
DIAMONDBACK ENERGY, INC.
By: /s/ Travis D. Stice
Name: Travis D. Stice
Title: Chief Executive Officer

Signature Page to Common Unit Purchase and Sale Agreement